Exhibit 10.6

MASTER SERVICES AGREEMENT

The terms stated in this Master Services Agreement (“Agreement”) are agreed to apply to all projects performed in the past and after the date hereof for Vascular Biogenics, Ltd. located at 6 Jonathan Netanyahu Street, Or Yehuda, 60376, Israel (hereinafter referred to as “Client”), by Genzyme Pharmaceuticals., located at Eichenweg 1, CH-4410 Liestal, Switzerland (hereinafter referred to as “Contractor”).

1.	Scope of Work. Contractor has prior to the date hereof, and will, after the date hereof, continue to perform services (each herein referred to as a “Project” and collectively referred to as “Projects”) for Client in accordance with the terms of this Agreement. All previous projects conducted by Contractor for Client are listed in Schedule A. All future Projects conducted by Contractor for Client shall also be added to Schedule A and the amended schedule shall be signed by the parties. For each Project, the parties have developed or will develop a mutually agreed written protocol or statement of work which will include a task order (each a “Protocol”). Each Protocol will specify the scope of work or other services to be provided, the information, report or other services desired, estimated duration of the Project, milestones and all other matters pertinent to design, scheduling and completion of the Project. The Protocol shall also specify the cost and payment terms for the Project, anticipated period of performance and any other terms agreed to by the parties. Protocols will be deemed a part of this Agreement and are incorporated herein by reference.

2.	Term of Agreement. This Agreement shall be in effect from the execution of the first Protocol between the parties and shall remain in effect until terminated in writing by either party upon at least thirty (30) days prior written notice, provided that no Projects are then outstanding. Projects may only be terminated in accordance with the terms thereof

3.	Materials and Services Provided by Contractor. Contractor shall provide the facilities, supplies, staff and knowledge necessary to complete each Project as specified in the Protocol for such Project, and in accordance with the terms of this Agreement. In the event of any conflict, the terms of this Agreement shall control unless the Protocol specifically makes reference to this Agreement and the fact that the Protocol controls.

4.	Materials Provided by Client.

a.	Client will provide Contractor with sufficient amounts of all compounds, materials, or other substances (“Product”) with which to perform the work required by the Protocol. Client shall also provide Contractor with all such data as may be reasonably necessary to apprise Contractor, prior to delivery of Product, of the stability, proper storage and safety and other characteristics and requirements of the Product.

b.	Upon completion of any Project, any remaining samples of the Product for such Project will be returned to Client or be destroyed or stored under Client’s direction and at Client’s expense. Client shall notify Contractor within sixty (60) days after completion of a Project whether the remaining samples shall be returned to Client or stored or destroyed. However samples may be retained by the Contractor for the sole purpose of monitoring its ongoing obligations hereunder.

5.	Compliance with Government Regulations.

a.	Contractor will perform each Project in accordance with the Protocol. Contractor will conduct the Project in accordance with GMP and other applicable state and Federal laws and regulations.

b.	In the event of a conflict in government regulations, Contractor shall notify Client, and at Client’s request and at Client’s expense, contact the relevant governmental authorities to obtain clarification and guidance regarding compliance with the regulations in question.

6.	Confidential Information

a.	The term “Confidential Information” shall refer to all confidential or proprietary information, whether in tangible form or not, provided by either party hereunder to the other, including but not limited to any information about testing/analysis methods or processes; any products (whether investigational or not, including but not limited to all Product, samples, specimens, and other materials or compounds, sub-samples, and retention samples); information on research and development compounds, products, and processes; technical know-how; formulas; studies; regulatory submissions and records; research data and information; financial, sales and marketing information; inventions; patent applications; and trade secrets, each in any form (including but not limited to information provided orally, electronically, or in writing); and all information developed, discovered or prepared by either party pursuant to the terms and conditions of this Agreement.

b.	Each party hereto shall use the Confidential Information received from the other party solely for purposes of entering into and carrying out this Agreement and the Projects hereunder. Each party hereto shall not disclose to any third party or otherwise use for its own benefit or for the benefit of a third party the other party’s Confidential Information, without the prior written consent of the disclosing party.

c.	A receiving party hereunder shall receive and hold any Confidential Information in confidence, and shall take all reasonable and necessary care to maintain the confidentiality of the Confidential Information. A receiving party shall limit the disclosure of Confidential Information to employees and consultants of receiving party who need to know the Confidential Information and who are bound in writing to observe obligations of nondisclosure and non-use in a form substantially similar to this Agreement.

d.	A party’s obligation of confidentiality shall not apply to that part of the Confidential Information which a receiving party can demonstrate by documentary evidence: (i) was in their possession prior to receipt from disclosing party; (ii) was in the public domain at the time of receipt from disclosing party; (iii) becomes part of the public domain without breach of any obligation of confidentiality to disclosing party; (iv) is lawfully received by receiving party from a third party, where the third party is wholly independent of receiving party and has no obligation of confidentiality to disclosing party with respect to such information disclosed; or (v) is required by law or court order to be disclosed. However, in the event that a receiving party is required to disclose Confidential Information pursuant to law or an order or requirement of a court, administrative agency, or other governmental body, the receiving party may disclose Confidential Information only after providing disclosing party with reasonable advance notice thereof to enable disclosing party to seek a protective order or otherwise prevent such disclosure, but nothing herein shall require a party to take or refrain from taking any action in violation of any such legal process.

e.	During the term of the agreement, a receiving party shall upon request of disclosing party, turn over to disclosing party all records of disclosing party’s Confidential Information in the receiving party’s possession or control (including any copies or extracts thereof) or destroy such records and certify the destruction thereof, except for any copy legally required to be retained for recordkeeping or archive purposes.

f.	Section 6 of this Agreement regarding confidentiality shall supersede any pre-existing agreement between the parties regarding Confidential Information and shall survive termination or expiration of this Agreement.

g.	The obligations of each party with respect to Confidential Information disclosed in connection with any Project shall continue in effect until completion or other termination of such Project and for seven (7) years thereafter.

7.	Work Product. Client will own the data, GMP and R&D documentation records, results, data and other information generated by Contractor in the performance of the Project. All such data in Contractor’s possession will be archived by Contractor for a period of fifteen (15) years following submission of the final report to Client or other completion of the Project and shall be provided to Client upon request. Client may elect to have the materials retained in Contractor archives for an additional period of time, for which Contractor will charge a storage fee.

8.	Payment. All payments by Client will be made in accordance with the Protocol.

9.	Ownership of Inventions and Patents. Any ideas, inventions, methods, processes, results or other know-how, that may evolve from as a result of the Services and/or any Project performed pursuant to this Agreement, shall be the sole and exclusive property of the Client, and the Contractor agrees to assign or cause to be assigned all rights thereto to the Client. Notwithstanding the Client’s ownership of such property. Client hereby grants a perpetual, royalty free, personal, non transferable, non-sublicensable, non-exclusive license to Contractor as a result of services provided by Contractor to Client hereunder, so long as Contractor uses such methods and processes for non-competitive purposes only. As used here “non-competitive purposes” shall mean the use of such methods and processes other than for, or in connection with, drugs or treatments for cardiovascular inflammatory and/or immune-mediated diseased. The Contractor and its employees agree to cooperate with Client in taking all steps, which Client believes reasonably necessary or desirable to secure its rights on this property at Client’s cost. Contractor is the sole and exclusive owner of the methods and processes it has developed which may be used in connection with its performance of this Agreement and any Project hereunder and which were not developed or invented in connection with or arising from the Services or the Project. If requested by Contractor, Client shall execute any and all documents necessary to assign or perfect Contractor’s ownership in such inventions or discoveries at Contractor’s expense. This Article 9 shall survive termination or expiration of this Agreement.

10.	Limited Warranty and Limitation of Remedies.

a.	Contractor warrants that the Project and the Material shall be manufactured in accordance with all applicable laws, rules and regulations, according to cGMPs, and in conformity with Specifications. THIS WARRANTY IS IN LIEU OF, AND GENZYME SPECIFICALLY DISCLAIMS AND EXCLUDES, ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATORY, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

b.	In the event of a significant error by Contractor in the performance of the Project that renders the product invalid or otherwise unacceptable in any material respect or in the event of any other breach of the warranty set forth in Section 10a. above, Contractor’s sole and exclusive liability and obligation to the Client shall be (i) to repeat the Project at Contractor’s own cost to deliver the Product (if so agreed by the parties) or (ii) to refund the related fees paid

c.	No agent or employee of Contractor is authorized to give any other warranties or to assume any other liabilities on Contractor’s behalf. In no event shall Contractor be responsible or liable with respect to any Project, for any special, incidental, indirect, exemplary or consequential damages (including, without limitation, lost business or lost profits). In no event shall Contractor have, for any reason whatsoever, any monetary liability in connection with any Project exceeding the fees actually paid to the Contractor hereunder for such Project.

11.	Indemnification.

Contractor hereby agrees to indemnify and hold harmless the Client and its officers, directors, representatives, agents and employees from and against any and all demands, claims, or actions of any character presented or brought on account of any injuries, losses, or damages sustained by any person or property arising out of the Contractor’s negligence or misconduct in performance of the Project.

Client hereby agrees to indemnify and hold harmless the Contractor and its officers, directors, representatives, agents and employees from and against any and all demands, claims, or actions of any character presented or brought on account of any injuries, losses, or damages sustained by any person or property arising out of the Contractor’s negligence or misconduct in performance of the Project.

12.	Termination.

a.	Client may at any time terminate any Project prior to completion by giving written notice to Contractor. In such event, Contractor shall promptly comply with such notice to terminate work on the Project and use its best efforts to limit any further cost to Client, and Client shall pay Contractor upon receipt of Contractor’s invoice all of its costs incurred or irrevocably obligated to the date of termination and required to terminate the Project and dispose of Project materials. Projects cancelled or delayed within 6 weeks of initiation may be subject to non-refundable reservation fees if so stated in the applicable Protocol.

b.	Either party may terminate this Agreement or any Project hereunder in the event of a breach of a material obligation of the other party, if such breach remains uncured to the reasonable satisfaction of the non-defaulting party for thirty (30) days after delivery of written notice of such breach by the non-defaulting party to the defaulting party.

c.	The termination of this Agreement for any reason shall not relieve either party of its obligation to the other with respect to any obligation intended by its nature to survive, including but not limited to: confidentiality of information, as outlined in Article 8.; compensation for services performed, as outlined in Article 10; limitation of liability and indemnification, as outlined in Articles 13 and 14; intellectual property as outlined in Article 11; and any consents to use of name for advertising purposes and publications under Section 13.d.

13.	Miscellaneous.

a.	Independent Contractor. Contractor is an independent contractor of Client and shall have complete and exclusive control over its employees and agents. Neither party shall act as an agent for the other party for any purpose whatsoever. The employees of one shall not be deemed to be the employees of the other for any purpose. It is expressly agreed and understood that the relationship of the parties hereto shall not be construed as creating a joint venture, partnership, consortium, or formal business entity of any type.

b.	Governing Law. This Agreement shall be deemed to be a contract made in and governed by the laws of the State of Israel without regard to conflicts of laws principles. Any dispute arising hereunder shall be exclusively determined in the competent court in the Tel Aviv-Jaffa district.

c.	Force Majeure. Either party shall be excused from performing its obligations under this Agreement if its performance is delayed or prevented by any event beyond such party’s reasonable control, including but not limited to, acts of God, terrorism, fire, explosion, weather, disease, war, insurrection, civil strife, riots, government action, or power failure, provided that such performance shall be excused only to the extent of and during such disability. Any time specified for completion of performance in any applicable Protocol falling due during or subsequent to the occurrence of any or such events shall be automatically extended for a period of time equal to the period of such disability. Contractor will promptly notify Client if, for any of the events referred to herein, Contractor is unable to meet any such time for performance specified in the applicable Protocol. If any part of the Project is invalid or must be re-run as a result of such disability, Contractor will, upon written request from the Client, but at Client’s sole cost and expense, repeat that part of the Project affected by the disability within the time frame agreed by the Client.

d.	Use of Names. Neither party shall use the name of the other party or the names of the employees of the other party in any advertising or sales promotional material or in any publication without prior written permission of such party.

e.	Assignment. Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld, except that (a) either party may assign its rights and obligations hereunder to its successor in the case of a merger, consolidation, sale of substantially all of its assets, or other similar transaction, and (b) Contractor may assign its rights and obligations under this Agreement to any subsidiary or parent of Contractor.

f.	Severability. Whenever possible, each provision of this Agreement and each related document shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or related document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such related document.

g.	Notice. Any notice to be given to a party under or in connection with this Agreement shall be in writing and shall be delivered (i) personally, (ii) by a nationally recognized overnight courier or by certified mail, postage prepaid, return receipt requested, (iii) via facsimile, with receipt confirmed, or (iv) by electronic mail, if actually received, to the party at the applicable address set forth above each party’s signature or to such other address as to which the party has given written notice thereof. Such notices shall be deemed given upon receipt.

i.	Waiver. No waiver of any provision of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or be construed as a further or continuing waiver of any such provision in any other instance, or of any other provision or condition of this Agreement.

j.	Entire Agreement; Modification. This Agreement (together with the Protocols) sets forth the entire agreement between the parties hereto with respect to the performance of Projects by Contractor for the Client and as such, supersedes all prior and contemporaneous negotiations, agreements, representations, understandings, and commitments with respect thereto.

To evidence their agreement to the terms hereto, the parties have caused this Agreement to be signed on behalf of each party by its duly authorized representative.

Genzyme Pharmaceuticals Eichenweg 1, CH-4410 Liestal, Switzerland		Vascular Biogenics, Ltd. 6 Jonanthan Netanyahu Street Or Yehuda, 60376 Israel

By:	/s/ Daniel Scheidegger	By:	/s/ Elalouf Emmanuel
Name:	Daniel Scheidegger	Name:	Elalouf Emmanuel
Title:	Vice President, Operations Liestal, Managing Director	Title:	COO, VP Business Development
Date:	May 14, 2008	Date:	May 19, 2008

By:	/s/ Dr. Marc New
Name:	Dr. Marc New
Title:	Senior Directors, Commercial Development, Europe & Asia
Date:	May 14, 2008